                                 UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM N-18F-1

                  NOTIFICATION OF ELECTION PURSUANT TO RULE 18f-1
                     UNDER THE INVESTMENT COMPANY ACT OF 1940

                                 The Weitz Funds
                              ---------------------
                            (Exact Name of Registrant)

     The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.

                                    SIGNATURE

     Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of Omaha and the state of Nebraska on the 1st day of October, 2003.

                                              Signature The Weitz Funds

                                              By     /s/ Wallace R. Weitz
                                                     --------------------

                                              Title  President
                                                     --------------------

Attest   /s/ Mary K. Beerling
         -------------------------

Title    Vice President/Secretary
         -------------------------